	Prescribed by:	Expedite this Form: (Select One)
	The Ohio Secretary of State	Mail Form to one of the Following:
	Central Ohio: (614) 466-3910 Toll Free: 1-877-SOS-FILE (1-877-767-3453)	PO Box1390 ž Yes Columbus, OH 43216 *** Requires an additional fee of $100 ***
www.sos.state.oh.us e-mail: busserv@sos.state.oh.us		PO Box 1329 ™ No Columbus, OH 43216

Certificate of Amendment by
Shareholders or Members
(Domestic)
Filing Fee $50.00

 (CHECK ONLY ONE (1) BOX)
(1) Domestic for Profit	PLEASE READ INSTRUCTIONS	(2) Domestic Nonprofit
☐ Amended (122-AMAP)	☑ Amendment (125-AMDS)	☐ Amended (126-AMAN)	☐ Amendment (l28-AMD)

Complete the general information in this section for the box checked above.

Name of Corporation	Ohio Legacy Corp.

Charter Number	1085665

Name of Officer	Daniel H. Plumly

Title	Secretary

☑ Please check if additional provisions attached.

The above named Ohio corporation, does hereby certify that:

☑ A meeting of the ☑ shareholders ☐ directors (nonprofit oniy)

☐ members was duly called and held on	Janaury 8, 2010
(Date)

at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise > 50 % as the voting power of the corporation.

☐ In a writing signed by all of the ☐ shareholders ☐ directors (nonprofit amended articles only)
☐ members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit.

Clause applies if amended box is checked.

Resolved, that the following amended articles of incorporations be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto.

541	Page 1 of 2	Last Revised: May 2002

All of the following information must be completed if an amended box is checked. If an amendment box is checked, complete the areas that apply.

FIRST:	The name of the corporation is:	Ohio Legacy Corp.

SECOND:	The place in the State of Ohio where its principal office is located is in the City of:

	Wooster	Wayne
	(city, village or township)	(county)

THIRD:	The purposes of the corporation are as follows:

The purposes for which the Corporation is formed is to be a bank holding company and to engage in any other lawful act or activity for which corporations may be formed under Sections 1071.01 to 1701.98, inclusive, of the Ohio Revised Code, as now in effect or hereinafter amended.

FOURTH:	The number of shares which the corporation is authorized to have outstanding is:	22,500,000 common shares
	(Does not apply to box (2))	500,000 serial preferred shares

REQUIRED Must be authenticated		February 4, 2010
(signed) by an authorized	Authorized Representative	Date
representative
(See Instructions)	Daniel H. Plumly, Secretary
(Print Name)

	Authorized Representative	Date

(Print Name)

541	Page 2 of 2	Last Revised: May 2002

ATTACHMENT TO
AMENDMENT TO ARTICLES OF INCORPORATION

OF

OHIO LEGACY CORP.

FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is Twenty-Two Million Five Hundred Thousand (22,500,000) shares of Common Stock, without par value, and Five Hundred Thousand shares of Serial Preferred Stock, without par value.

The provisions of this Amendment shall supersede the provisions of the Second Amended and Restated Articles of Incorporation of Ohio Legacy Corp. filed with the Ohio Secretary of State on or about August 5, 2003, only to the extent those provisions are inconsistent with the provisions of this Amendment. Except as otherwise expressly amended hereby, the terms of the Second Amended and Restated Articles are ratified and reaffirmed, including without limitation the provisions of Articles FOURTH, FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, AND TENTH.

CERTIFIED RESOLUTION

I, the undersigned, Daniel H. Plumly, being the secretary of OHIO LEGACY CORP. (“Company”), do hereby certify that the following resolutions are a true copy of the resolutions adopted by the shareholders at their special shareholders’ meeting duly called and held on January 8, 2010, and that the original minutes are filed among the proceedings of the shareholders of the corporation:

RESOLVED, that the Company’s authorized common shares be increased from 5,000,000 shares to 22,500,000 shares.

RESOLVED, that the Company’s Articles of Incorporation be amended and restated to reflect the increase in the Company’s authorized common shares.

RESOLVED, that appropriate officers of the Company be, and the same are, hereby resolved, empowered and directed in the name on behalf of the Company to take such action and execute such documents as may be deemed necessary or desirable to carry out the intent and purpose of the foregoing resolutions.

I further certify that no action has been taken rescinding, altering or amending the aforesaid resolutions.

Daniel H. Plumly, Secretary

Dated: February 4, 2010